                                                                    EXHIBIT 11.1



                          MEDSTONE INTERNATIONAL, INC.

                      COMPUTATION OF PER SHARE INFORMATION



                                                   THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,                        SEPTEMBER 30,
                                             -------------------------------     ---------------------------------
                                                  1996              1995             1996                1995
                                             -------------     -------------     -------------      --------------
Earnings:

  Net income  . . . . . . . . . . . . . .    $      812,386     $   1,211,109     $  (1,600,860)    $    3,220,397
                                             ==============     =============     =============     ==============
Computation of primary per share
 information:

  Shares:

    Number of shares outstanding(b)   . .         5,521,593         5,208,051         5,528,594          5,185,189
    Add effect of outstanding
       options and warrants (a)   . . . .            49,178           382,279               ---            353,724
                                             --------------     -------------     -------------     --------------
    Number of shares outstanding, as
       adjusted   . . . . . . . . . . . .         5,570,771         5,590,330         5,528,594          5,538,913
                                             ==============     =============     =============     ==============

  Primary earnings per share:
    Net income    . . . . . . . . . . . .    $          .15     $         .22     $        (.29)    $          .58
                                             ==============     =============     =============     ==============

Computation of fully diluted per
 share information:
  Shares:
    Number of shares outstanding
       per primary computation  . . . . .         5,521,593         5,208,051                            5,185,189
    Add effect of outstanding options and
       warrants (a)   . . . . . . . . . .            49,178           441,158                              519,250
                                             --------------     -------------                       --------------
    Number of shares outstanding as
       adjusted   . . . . . . . . . . . .         5,570,771         5,649,209                            5,704,439
                                             ==============     =============                       ==============

  Fully diluted earnings per share:
    Net income    . . . . . . . . . . . .    $          .15     $         .21                       $          .56
                                             ==============     =============                       ==============




-----------------
(a) As determined by the application of the treasury stock method.

(b) Weighted average number of shares outstanding.





                                       17